Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:	FIELDSTONE INVESTMENT CORPORATION
Mark C. Krebs	11000 BROKEN LAND PARKWAY
Director of Investor Relations	COLUMBIA, MARYLAND 21044
Tel: 410-772-5160	www.FieldstoneInvestment.com
Toll-Free: 866-438-1088
Investors@FieldstoneInvestment.com

FIELDSTONE INVESTMENT CORPORATION

CLOSES $178 MILLION ASSET-BACKED SECURITIZATION

COLUMBIA, MARYLAND, December 21, 2006 – Fieldstone Investment Corporation (Nasdaq: FICC) announced today the securitization by its affiliate, Fieldstone Mortgage Investment Corporation (FMIC), and the related private offering under Rule 144A of the Securities Act of 1933 of approximately $178 million of notes by Fieldstone Mortgage Investment Trust, Series 2006-S1. The assets of the trust include fixed-rate mortgage loans secured by second liens on residential properties that were originated by Fieldstone Mortgage Company, Fieldstone Investment Corporation’s mortgage origination subsidiary.

The securitization involved the issuance of one class of senior notes and nine classes of subordinated notes. Fieldstone Mortgage Ownership Corp., an affiliate of Fieldstone, retained the Class M6, B1, B2 and B3 notes, which represent approximately $13.3 million in principal amount. Below is a summary of the notes:

CLASS	CLASS PRINCIPAL AMOUNT	EXPECTED INTEREST RATE	RATING
			MOODY’S	S&P
A	$132,140,000	1 MO LIBOR + 0.22%	Aaa	AAA
M1	$9,806,000	1 MO LIBOR + 0.52%	Aa1	AA+
M2	$10,680,000	1 MO LIBOR + 0.55%	Aa2	AA
M3	$4,078,000	1 MO LIBOR + 0.62%	Aa3	AA-
M4	$4,078,000	1 MO LIBOR + 0.70%	A1	A+
M5	$3,981,000	1 MO LIBOR + 0.80%	A2	A
M6	$3,689,000	1 MO LIBOR + 0.90%	A3	A-
B1	$3,592,000	1 MO LIBOR + 1.75%	Baa1	BBB+
B2	$3,010,000	1 MO LIBOR + 3.00%	Baa2	BBB
B3	$3,010,000	1 MO LIBOR + 3.50%	Baa3	BBB-

TOTAL	$178,064,000

The securitization is structured as an on-balance sheet financing. All of the notes represent obligations of Fieldstone Mortgage Investment Trust, Series 2006-S1, a Delaware statutory trust. Fieldstone will use substantially all of the net proceeds from the securitization to relieve outstanding financing obligations secured by the mortgage loans.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities. The securities offered and sold have not been registered under the Securities Act, or any state securities laws, and are only being offered and sold in reliance on the exemptions from registration under the Securities Act. Unless so registered, the common stock may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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Fieldstone Investment Corporation

Press Release: December 21, 2006

About Fieldstone Investment Corporation

Fieldstone Investment Corporation owns and manages a portfolio of non-conforming mortgage loans originated primarily by its mortgage origination subsidiary, Fieldstone Mortgage Company, and has elected to be a real estate investment trust for federal income tax purposes. Founded in 1995, Fieldstone Mortgage Company is a nationwide residential mortgage banking company that originates non-conforming and conforming residential mortgage loans through independent mortgage brokers serviced by regional wholesale operations centers and a network of retail branch offices located throughout the country. Fieldstone is headquartered in Columbia, Maryland.

About Fieldstone Mortgage Investment Corporation

Fieldstone Mortgage Investment Corporation (FMIC) is a Maryland corporation and a wholly-owned, limited-purpose financing subsidiary of Fieldstone Investment Corporation. FMIC was formed solely for the purposes of facilitating the financing and sale of mortgage loans and mortgage-related assets.

Information Regarding Forward-Looking Statements

Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These statements are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond Fieldstone’s ability to control or predict, including but not limited to (i) Fieldstone’s ability to implement or change aspects of its portfolio strategy; (ii) interest rate volatility and the level of interest rates generally; (iii) the sustainability of loan origination volumes and levels of origination costs; (iv) continued availability of credit facilities for the liquidity it needs to support its origination of mortgage loans; (v) the ability to sell or securitize mortgage loans on favorable economic terms; (vi) deterioration in the credit quality of Fieldstone’s loan portfolio; (vii) the nature and amount of competition; (viii) the impact of changes to the fair value of Fieldstone’s interest rate swaps on its net income, which will vary based upon changes in interest rates and could cause net income to vary significantly from quarter to quarter; and (ix) other risks and uncertainties outlined in Fieldstone Investment Corporation’s periodic reports filed with the Securities and Exchange Commission. These statements are made as of the date of this press release, and Fieldstone undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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